Exhibit 10.1

EXECUTION COPY

Shares Sales and Purchases Agreement

BY AND AMONG

ECHOES GROUP LTD,

AND

MAASE INC.

DATED AS OF SEPTEMBER 26, 2025

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Shares Sales and Purchases Agreement This Shares Sales and Purchases Agreement (as may be amended, restated, supplemented or varied in accordance with the terms herein, this “Agreement”) is entered into and effective as of SEPTEMBER 26, 2025, by and among:

(1)	Echoes Group Ltd, an exempted company with limited liability duly incorporated under the laws of the British Virgin Islands (the “Buyer”);

(2)	Maase Inc., a business company duly incorporated under the laws of the Cayman Islands (the “Seller”)

(3)	Puyi Group Limited, a business company duly incorporated under the laws of the British Virgin Islands (the “Target Co.”)

(4)	Puyi Holdings (Hong Kong) Limited, a business company duly incorporated under the laws of Hong Kong (“Puyi HK”), wholly owned subsidiary of the Target Co.;

(5)	普益企业管理咨询有限公司Puyi Enterprises Management Consultant Co., Limited, a company duly incorporated under the laws of China (“Puyi Enterprises”), wholly owned subsidiary of Puyi HK;

(6)	成都益慧通信息技术有限公司 Chengdu Yihuitong Information Technology Co., Ltd., a company duly incorporated under the laws of China (the “Yihuitong”), wholly owned subsidiary of Puyi Enterprises;

(7)	成都普益博汇信息技术有限公司Chengdu Puyi Bohui Information Technology Co., Ltd., a company duly incorporated under the laws of China (the “Bohui”), through contractual agreements controlled by Puyi Enterprises;

(8)	北京泛联投资有限公司 Beijin Fanlian Investment Co., Ltd., a company duly incorporated under the laws of China (the “Fanlian”), wholly owned subsidiary of Bohui;

(9)	泛华普益基金销售有限公司 Fanhua Puyi Fund Sales Co., Ltd. a company duly incorporated under the laws of China (the “Fund Sales”), 84.5911% equity shares owned Bohui and 15.4089% equity shares owned by Fanlian;

(10)	广东普益咨询管理有限公司 Guangdong Puyi Consulting Management Co., Ltd., a company duly incorporated under the laws of China (the “Puyi Asset”), wholly owned subsidiary of Bohui;

(11)	重庆锋毅企业管理咨询有限公司Chongqing Fengyi Enterprises Management Consultant Co., Limited., a company duly incorporated under the laws of China (the “Fengyi”), wholly owned subsidiary of Bohui;

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as of the date of this Agreement, the Seller owns 1 ordinary share of Target Co. with par value of US$0.001 per share (such share, the “Sale Share”).

WHEREAS, the Seller desires to sell, transfer and deliver all of the Sale Share to the Buyer for a cash consideration of RMB70.0 million (the “Consideration”) in exchange for the Sale Share, pursuant to the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the premises set forth above and the Parties’ respective representations, warranties, covenants and agreements contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions and Interpretation

Section 1.1. Definitions.

For the purposes of this Agreement, in addition to the words and expressions defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, (a) with respect to any Person that is a natural person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) such Person’s spouse, lineal descendant (whether natural or adopted), brother, sister, or parent, and/or (iii) any estate, trust or partnership that is established by or for the benefit of such Person or any Person described in (ii), in each case, that is directly or indirectly Controlled by such Person, and (b) with respect to any Person that is not a natural person, any other Person that is directly or indirectly Controlling, Controlled by or under common Control with such Person. For the avoidance of doubt, any Buyer Group Company shall not be deemed to be an Affiliate of any Target Co. Group Company, and any Target Co. Group Company shall not be deemed to be an Affiliate of any Buyer Group Company.

“Applicable Law” means any transnational, foreign or domestic federal, provincial, state or local law, statute, ordinance, treaty, constitution, regulation, rule, code, Order, authoritative interpretation or other requirement or rule of law, including common law, as may be applicable.

“Approvals” means any license, consent, authorization, order, confirmation, qualification, permission, certificate, approval, authorization, record-filing, registration, permit, waiver and/or exemption.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Hong Kong, the PRC, the British Virgin Islands, are authorized or required by Applicable Laws to close.

“Buyer Group Companies” means the Buyer and its Subsidiaries from time to time, and each a “Buyer Group Company”.

“Buyer Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Buyer Group Companies, taken as a whole, or (b) the authority or ability of the Buyer to perform its obligations under this Agreement or any of the Transaction Agreements; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, a Buyer Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any Transaction Agreement, (ii) any effect that results from changes affecting the industries in which the Buyer or the Buyer Group Companies operate generally, (iii) any effect that results from changes affecting general worldwide economic conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Buyer Group Companies, taken as a whole, in any material respect relative to other similarly situated participants in the industry in which they operate, with comparable business volume and similar development stage, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, or (v) any failure to meet any internal or public projections, forecasts or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts or guidance as set forth in (v) are not included under this clause (v).

“Target Co. Group Companies” means Target Co. and its directly owned Subsidiaries and contractual agreement controlled Subsidiaries, from time to time, and immediately prior the Closing, and each a “Target Co. Group Company”.

“Target Co. Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Target Co. Group Companies, taken as a whole, or (b) the authority or ability of Target Co. to perform its obligations under this Agreement or any of the Transaction Agreements; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, a Target Co. Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any Transaction Agreement, (ii) any effect that results from changes affecting the industries in which Target Co. or the Target Co. Group Companies operate generally, (iii) any effect that results from changes affecting general worldwide economic conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Target Co. Group Companies, taken as a whole, in any material respect relative to other similarly situated participants in the industry, in which they operate with comparable business volume and similar development stage, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, or (v) any failure to meet any internal or public projections, forecasts or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts or guidance as set forth in (v) are not included under this clause (v).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled” and “Controlling” shall have correlative meanings.

“Fundamental Buyer Representations” means the representations and warranties by Buyer in Section 3.1, Section 3.2, Section 3.3.

“Fundamental Seller Representations” means the representations and warranties by the Seller in Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.13 and Section 4.15.

“Governmental Authority” means any international, transnational, national, domestic or foreign, federal, state, prefecture, regional or local government, department, division or subdivision, governmental, regulatory or administrative agency, administration, board, authority, commission, instrumentality or other body, self-regulatory organization or any court, tribunal or other judicial or arbitral body, or any governing body of a stock exchange.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HK$” or “HKD” means the Hong Kong dollar, the lawful currency of the Hong Kong Special Administrative Region of the PRC.

“Indemnifying Party” means the Buyer pursuant to Section 7.2, and the Seller pursuant to Section 7.4, as the case may be.

“Intellectual Property” means any intellectual property or similar proprietary rights, including all trademarks, service marks, business or trade names, trading goodwill, Internet domain names, social media identifiers or accounts, designs (whether registered or unregistered), patents, copyrights, database rights, confidential information, trade secrets, know-how and all registrations and applications for registration of any of the foregoing.

“Knowledge” shall mean, with respect to any Person, the actual knowledge of such Person, and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs.

“Liability” means any liability or obligation of any kind or description, whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise, and whether presently in existence as of the date of this Agreement or arising hereafter.

“Lien” means any charge, debenture, lien, mortgage, security interest, pledge deposit, encumbrance, assignment, hypothecation, title retention, right of pre-emption, assignment, deed of trust, other security agreement or arrangement or other type of preferential arrangement having similar effect, any voting proxy, power of attorney, voting trust arrangement, interest, exclusive license of Intellectual Property, right of first refusal or any adverse claim as to title, possession or use and all other rights or interests exercisable by, or claims by, third parties, irrespective of whether such Lien arises under any agreement or other instrument, operation of law or by means of a judgment, order or decree of any Governmental Authority.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the memorandum, certificate of incorporation, articles of association or any other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) the by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended, supplemented or restated from time to time.

“Person” means any individual, partnership, corporation, company, limited liability company, firm, association, joint-stock company, trust, joint venture, unincorporated organization, institution, trust or agency, Governmental Authority or other entity of any kind, whether or not having a separate legal personality.

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Taiwan and Macau Special Administrative Region of the PRC.

“Proceeding” means any claim, demand, suit, litigation, arbitration, proceeding, audit or investigation brought by or before any Governmental Authority.

“SAMR” means the State Administration for Market Regulation of the PRC and its local branches.

“SEC Documents” means, collectively, all statements, reports, schedules, forms and other documents required to be filed or furnished by the Buyer or the Seller (as the case may be) to or with the SEC pursuant to the listing rules and regulations from time to time, together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of a Person means any other Person that is Controlled by the first-mentioned Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, any instrument of transfer substantially in the form of Exhibit A, and any other agreement, document or instrument entered into or delivered in connection with the transactions contemplated hereby or thereby.

“US$” or “$” or “USD” means the United States dollar, the lawful currency of the United States.

“¥” or “RMB” means the renminbi, the lawful currency of the PRC.

Section 1.2. Interpretation.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. For the purposes of this Agreement, the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including email and other electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any law include all rules and regulations promulgated thereunder and as amended, modified or supplemented from time to time. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and any time of day is a reference to China Standard Time (unless otherwise specified), and if the date on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

Article 2
Share Transfer

Section 2.1. Share Transfer.

Subject to the terms and conditions hereof, the Seller agree to sell, transfer and deliver to the Buyer, at the Closing, all of the Sale Share, free and clear of all Liens and together with all rights attached or accruing to them at the Closing Date (as defined below), and the Buyer agrees purchase the Sale Share by a cash Consideration of RMB70.0 million (such transaction, the “Share Transfer”).

Section 2.2. Deliver of Securities and Payment of Consideration.

(a) The Buyer shall prepay 15% of the Total Consideration to bank account of the Seller or designated by the Seller on or prior to September 30, 2025 before the share transferred and the remaining of Total Consideration Price according to on or prior to September 30, 2026.

(b) The Seller shall, by executing and delivering share transfer forms evidencing the transfer, deliver to the Buyer the Securities on or immediately when the Buyer made the prepayment prior to September 30, 2025.

Section 2.3. Closing

The closing of the Share Transfer (the “Closing”, and the date on which the Closing occurs, the “Closing Date”) shall take place via the remote exchange of documents and signatures on a date as soon as possible but in any event no later than the fifth (5th) Business Day after the satisfaction or valid waiver by the relevant Party of each of the conditions set forth in Section 5.1, Section 5.2 and Section 5.3 (except for the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time and place as collectively agreed by the Buyer and the Sellers.

(a) At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers:

(i) The Buyer shall prepay 15% of the Total Consideration to bank account of the Seller or designated by the Seller

(ii) a scanned copy of the board of directors’ resolutions of the Buyer, approving and consenting to, among other things, the execution, delivery and performance of this Agreement and any other Transaction Document to which the Buyer is a party, and the transactions contemplated hereby and thereby;

(iii) a certificate executed by a duly authorized officer of the Buyer, certifying to the fulfillment of the conditions specified in Section 5.1 and Section 5.2;

(iv) to the extent not previously delivered, such documents, instruments and items required to be delivered in connection with the fulfillment of the conditions specified in Section 5.1 and Section 5.2.

(b) At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(i) a certified true copy of the register of members of Target Co., reflecting the Buyer’s ownership of the Sale Share;

(ii) a scanned copy of the resignation letters duly executed by such director(s) of Target Co. nominated by the Sellers, the original copy of which shall be delivered to Target Co.’s registered agent within five (5) Business Days following the Closing Date;

(iii) a scanned copy of the instrument of transfer evidencing the transfer of the Sale Share to the Buyer, substantially in the form of Exhibit A, duly executed by the Sellers, the original copy of which shall be delivered to Target Co.’s registered agent within five (5) Business Days following the Closing Date;

(iv) a scanned copy of the directors’ resolutions of the Sellers, approving and consenting to, among other things, the execution, delivery and performance of this Agreement and any other Transaction Document to which the Sellers is a party, and the transactions contemplated hereby and thereby;

(v) a certificate executed by a duly authorized officer of the Sellers, certifying to the fulfillment of the conditions specified in Section 5.1 and Section 5.3; and

(vi) to the extent not previously delivered, such documents, instruments and items required to be delivered in connection with the fulfillment of the conditions specified in Section 5.1 and Section 5.3.

(c) At the Closing, the Sellers shall, and shall cause the relevant Target Co. Group Companies to, deliver (or cause to be delivered) to the Buyer (i) all chops and seals of the Target Co. Group Companies, including all company chops, financial chops, contract chops and other chops and seals (if any), (ii) all books, accounts records, tax files, tax reports and any other similar documents of the Target Co. Group Companies, (iii) all documents necessary to change the bank mandates of the Target Co. Group Companies in such manner as the Buyer requires and all online banking u-keys of the Target Co. Group Companies, and (iv) all licenses, Permits, physical assets and contracts of the Target Co. Group Companies.

Article 3
Representations and Warranties of the Buyer

The Buyer hereby represents and warrants, as of the date hereof and as of the Closing Date, that each of the following statements is true and correct:

Section 3.1. Existence and Power.

The Buyer is an entity duly organized or incorporated, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization or incorporation and has full right, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted, except which have not had and would not constitute a Buyer Material Adverse Effect.

Section 3.2. Authorization; Due Execution.

The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement and each other Transaction Document to which it is a party, and this Agreement and each such other Transaction Document constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 3.3. No Conflicts.

The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time or both) conflict with or result in a violation or breach of, or default under, (a) the Organizational Documents of the Buyer; (b) any Applicable Laws to which the Buyer or any of its properties or assets is subject; (c) any contract, agreement or other instrument applicable to the Buyer or any of its properties or assets, except, in the case of clauses (a) and (b) above, to the extent that such conflict, violation, breach or default, individually or in the aggregate, has not impaired or delayed, and will not impair or delay, the ability of the Buyer to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 3.4. Bankruptcy.

The Buyer is not the subject of any insolvency or liquidation Proceeding or any reorganization in any jurisdiction.

Section 3.5. Brokers’ Fees.

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.6. Independent Investigation.

The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Seller and the Target Co. Group Companies, which investigation, review and analysis was done by the Buyer and its Affiliates and representatives. In entering into this Agreement, the Buyer acknowledges that the Seller and its representatives have not made any representations, warranties, estimates or projections, and it has not relied on any representations, warranties, estimates or projections of the Seller or its representatives, other than the representations and warranties of the Seller set forth in ARTICLE 4.

Article 4
Representations and Warranties of the Seller

The Seller hereby represents and warrants, as of the date hereof and as of the Closing Date, that each of the following statements is true and correct:

Section 4.1. Existence and Power.

Each of the Seller and the Target Co. Group Companies is an entity duly organized or incorporated, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization or incorporation and has full right, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Target Co. Group Companies has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted, except which have not had and would not constitute a Target Co. Material Adverse Effect.

Section 4.2. Authorization; Due Execution.

The execution, delivery and performance by each of the Seller and the Target Co. Group Companies of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of it. Each of the Seller and the Target Co. Group Companies has duly executed and delivered this Agreement and each other Transaction Document to which it is a party, and this Agreement and each such other Transaction Document constitutes a legal, valid and binding obligation of it against it in accordance with its terms.

Section 4.3. No Conflicts.

The execution, delivery and performance by each of the Seller and the Target Co. Group Companies of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time or both) conflict with or result in a violation or breach of, or default under, (a) its the Organizational Documents; (b) any Applicable Law to which it or any of its properties or assets is subject; (c) any contract, agreement or other instrument applicable to it or any of its properties or assets, except, in the case of clauses (a) and (b) above, to the extent that such conflict, violation, breach or default, individually or in the aggregate, has not impaired or delayed, and will not impair or delay, the ability of it to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 4.4. Capitalization.

(a) The Target Co. is authorized to issue a maximum of 50,000 ordinary shares of a single class with a par value of USD 0.001 each. As of immediately prior to the Closing, one ordinary share of USD 0.001 par value is issued and outstanding. The one issued and outstanding share of the Target Co. is duly authorized, validly issued, fully paid and non-assessable, and is owned by the Seller as of immediately prior to the Closing.

(b) Except as otherwise set forth above in this Section 4.5, there are no outstanding (i) shares of capital stock or voting securities of Target Co., (ii) securities of Target Co. (whether debt or equity) convertible into or exchangeable for shares of capital stock or voting securities of Target Co., or (iii) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Target Co. to issue or sell any shares of capital stock or other securities of Target Co. or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Target Co., and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (iv) obligations of Target Co. to repurchase, redeem or otherwise acquire any capital stock or equity interests of Target Co..

(c) Immediately after the Closing, the Buyer shall own the Sale Share, which shall represent 100% of Target Co.’s then total issued and outstanding share, on an as-converted and fully-diluted basis.

Section 4.5. Subsidiaries.

Each Subsidiary of Target Co. has been duly organized, is validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization or incorporation, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted, except which have not had and would not constitute a Target Co. Material Adverse Effect. Each Target Co. Group Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Target Co. Material Adverse Effect.

Section 4.6. Compliance with Laws.

The business of Target Co. and its Subsidiaries is being conducted, and has been conducted at any time during the three (3) years prior to the date hereof, in all material respects in accordance with their respective Applicable Laws and other requirements of all Governmental Authorities having jurisdiction over or otherwise applicable to each of Target Co. and its Subsidiaries except as would not, individually or in the aggregate, result in a Target Co. Material Adverse Effect.

Section 4.7. Governmental Approvals.

The execution, delivery and performance by the Seller and Target Co. of this Agreement and any other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any Approval issued or granted by, negative clearance from, or expiration or early termination of any waiting period imposed by, any Governmental Authority.

Section 4.8. Financial Matters.

(a) The financial statements of Target Co. Group Companies for the years ended June 30, 2024 and 2025 (collectively, the “Financial Statements”) are attached to Section 4.9 of the Disclosure Letter, and present fairly and accurately the financial condition of Target Co. Group Companies as of the dates therein indicated and the results of operations for the period or periods therein specified, all in accordance with US GAAP on a consistent basis throughout the periods therein specified (except as otherwise noted therein). The information set forth in the Financial Statements is true and accurate in all material respects.

(b) Except as disclosed in the Financial Statements, none of Target Co. Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity, nor any Target Co. Group Company has any indebtedness or liability (contingent or otherwise) that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Target Co. Group Company has otherwise become directly or indirectly liable, in each case, except any indebtedness or liability incurred since March 31, 2025 in the ordinary course of business consistent with past practices and

Section 4.9. Operations.

Target Co. Group Companies have good and marketable title to all real property and other properties owned by them that is material to the business of Target Co. Group Companies taken as a whole, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Target Co. Group Companies. Any real property and facilities held under lease by Target Co. Group Companies that are material to the business of Target Co. Group Companies are held by Target Co. Group Companies under valid, subsisting and enforceable leases with which Target Co. Group Companies are in compliance in all material respects.

Section 4.10. Absence of Certain Changes.

Since July 1, 2025, (a) the Target Co. Group Companies has not altered its method of accounting, and (b) Target Co. has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

Section 4.11. Litigation.

As of the date hereof, there is no Proceeding of any nature pending, or, to the Seller’s Knowledge, threatened, in writing against Target Co. or any of its Subsidiaries, or, to the Seller’s Knowledge, any of their respective directors or officers in their capacities as such, which would, individually or in the aggregate, have a Target Co. Material Adverse Effect.

Section 4.12. Bankruptcy.

Target Co. is not the subject of any insolvency or liquidation Proceeding or any reorganization in any jurisdiction.

Section 4.13. Brokers’ Fees.

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Target Co. or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14. No Target Co. Material Adverse Effect.

There has been no event, occurrence, development or state of circumstances that has had, has or would reasonably be expected to, individually or aggregately, result in a Target Co. Material Adverse Effect.

Section 4.15. Independent Investigation.

The Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Buyer Group Companies, which investigation, review and analysis was done by the Seller and its Affiliates and representatives. In entering into this Agreement, the Seller acknowledges that the Buyer and its representatives have not made any representations, warranties, estimates or projections, and it has not relied on any representations, warranties, estimates or projections of the Buyer or its representatives, other than the representations and warranties of the Buyer set forth in ARTICLE 3.

Article 5
Conditions

Section 5.1. Conditions to the Obligation of the Seller and the Buyer to Consummate Closing.

As to each of the Seller and the Buyer, its obligations to consummate the Closing are subject to the satisfaction or waiver by it of the following conditions:

(a) no Applicable Law shall have been adopted, promulgated or enforced by any Governmental Authority, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) no Proceeding initiated by any Governmental Authority seeking an Injunction having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby shall be pending.

Section 5.2. Other Conditions to the Obligation of the Seller to Consummate the Closing.

In addition to the conditions specified in Section 5.1 above, the Seller’s obligation to consummate the Closing is also subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Seller, in its sole discretion, in whole or in part to the extent permitted by Applicable Laws):

(a) each of the parties to the Transaction Documents, other than the Seller, shall have executed and delivered such Transaction Documents to the Seller;

(b) the representations and warranties set forth in Article 3 shall be true and correct in all material respects (other than the Fundamental Buyer Representations, which shall be true and correct in all respects) on and as of the date hereof and the Closing Date as if made on the Closing Date with reference to facts and circumstances then existing;

(c) the Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(d) the Buyer and its relevant Subsidiaries (if applicable) shall have obtained all relevant corporate and other Approvals and consents required to be obtained by them, including Approvals from any Governmental Authority, directors, creditors and third parties (if applicable) necessary for consummation of the transactions contemplated by this Agreement and any other Transaction Document, and the same shall not have been withdrawn or amended;

(e) there shall have been no Buyer Material Adverse Effect;

(f) the conditions to consummate the closing of the Share Transfer shall have been satisfied or waived by the relevant parties; and

(g) the Buyer shall have delivered to the Seller a compliance certificate, dated the Closing Date and signed by an authorized representative of the Buyer, certifying that the conditions specified in Section 5.2 have been fulfilled.

Section 5.3. Other Conditions to the Obligation of the Buyer to Consummate the Closing.

In addition to the conditions specified in Section 5.1 above, the Buyer’s obligation to consummate the Closing is also subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Buyer, in its sole discretion, in whole or in part to the extent permitted by Applicable Laws):

(a) each of the parties to the Transaction Documents, other than the Buyer, shall have executed and delivered such Transaction Documents to the Buyer;

(b) the representations and warranties set forth in Article 4 shall be true and correct in all material respects (other than the Fundamental Seller Representations, which shall be true and correct in all respects) on and as of the date hereof and the Closing Date as if made on the Closing Date with reference to facts and circumstances then existing;

(c) the Seller shall have performed and complied with, in all material respects, all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(d) the Seller and Target Co. Group Companies shall have obtained all relevant corporate and other Approvals and consents required to be obtained by them, including Approvals from any Governmental Authority, directors, creditors and third parties (if applicable) necessary for consummation of the transactions contemplated by this Agreement and any other Transaction Document, and the same shall not have been withdrawn or amended;

(e) there shall have been no Target Co. Material Adverse Effect;

(f) the conditions to consummate the closing of the Share Transfer shall have been satisfied or waived by the relevant parties; and

(g) the Seller shall have delivered to the Buyer a compliance certificate, dated the Closing Date and signed by an authorized representative of the Seller, certifying that the conditions specified in Section 5.3 have been fulfilled.

Article 6
Covenants

Section 6.1. Conduct of Business Pending the Closing.

During the period commencing from the date of this Agreement up to the earlier of (x) the Closing Date, and (y) the termination of this Agreement in accordance with Article 8 (the “Relevant Period”), Target Co. Group Companies shall use their commercially reasonable efforts to continue to engage in business in the ordinary and normal course, consistent with past practice. During the Relevant Period, except as consented to in writing by the Seller, the Buyer shall not (i) declare or make any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or (b) issue any equity securities to any officer, director, employee or Affiliate of the Buyer and its Subsidiaries, except pursuant to existing stock option plans.

Section 6.2. Notification.

Target Co. and the Seller shall notify the Buyer, and the Buyer shall notify each of Target Co. and the Seller, promptly upon becoming aware of (A) any material adverse change in the business, operations, assets or financial condition of Target Co. Group Companies or the Buyer Group Companies, (B) any material breach of any major contract or material default under any material commitment or arrangement to which any Target Co. Group Company or any Buyer Group Company is a party, (C) any litigation, arbitration, administrative or other proceeding concerning or affecting any Target Co. Group Company or any Buyer Group Company which is current, threatened or pending and is or would reasonably be expected to be material to the Target Co. Group Companies taken as a whole or the Buyer Group Companies taken as a whole, (D) any event, circumstance or matter which has had or is reasonably likely to have a Target Co. Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, and/or (E) any event, circumstance or matter which has caused or is reasonably likely to cause any breach of any representation, warranty, covenant or agreement in respect of Target Co. / the Seller or the Buyer.

Section 6.3. Required Consents; Communications with Governmental Authorities.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and any other Transaction Document, including (i) determining whether any approval, consent, registration, permit, authorization, other confirmation, waiver or other action from or by any Governmental Authority or counterparty to any contract of such Party is necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document (collectively, “Required Consents”); (ii) taking any actions in respect of, giving any notice to and preparing and making any filings with, any Governmental Authority or other third party in respect of any Required Consent as promptly as practicable following the date hereof and furnishing all information or other documentation required in connection with such action, notice or filing; and (iii) taking such further steps as may be required to timely obtain and maintain each Required Consent, including by using reasonable best efforts to obtain the early termination of any applicable waiting period.

(b) To the extent permitted by Applicable Laws or any relevant Governmental Authority, and subject to all applicable privileges, including the attorney-client privilege, each Party shall (i) give to the other Parties prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry or Proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby or by any other Transaction Document; (ii) keep the other Parties informed as to the status of any such request, inquiry or Proceeding; and (iii) promptly inform the other Parties of any communication to or from any Governmental Authority regarding the transactions contemplated hereby or by any other Transaction Document. Each Party shall consult and cooperate with, and consider in good faith the views of, the other Parties (to the extent practicable) throughout any defense of the transactions contemplated by this Agreement and any other Transaction Document.

Section 6.4. Confidentiality.

Each Party (the “Recipient”) shall keep confidential, shall cause its Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including, without limitation, their agents, employees, officers, and directors (collectively, the “Representatives”) to keep confidential, the existence of the Transaction Documents and the transactions contemplated under the Transaction Documents, the negotiations relating to any Transaction Document, and the terms and conditions hereof and of any other Transaction Document, and any non-public information relating to any other Party and its Representatives (collectively, the “Confidential Information”) except as such other Parties agree in writing otherwise; provided that the Recipient may disclose any Confidential Information (i) to the extent that such disclosure is required by Applicable Laws and/or the rules of any stock exchange, and so long as, where such disclosure is to a Governmental Authority or stock exchange, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, to the extent permissible under the Applicable Laws and/or the rules of any stock exchange, or (ii) to its professional advisors participating in the negotiation and implementation of the Transaction Documents so long as each such professional advisor to whom the Confidential Information is so disclosed agree to keep such Confidential Information confidential, or (iii) to its Representatives as necessary to the performance of its obligations in connection with any Transaction Document, in each case so long as each such Person to whom the Confidential Information is so disclosed agrees to keep such Confidential Information confidential.

Section 6.5. Further Assurances.

The Parties shall take all reasonable actions and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement and any other Transaction Document, and each Party shall provide such further documents or instruments reasonably required by any other Party or desirable to effect the purposes of this Agreement and any other Transaction Document and to carry out their respective provisions. For the avoidance of doubt, nothing in this Section 6.5 shall be construed to be obligated to waive the relevant conditions precedent to its obligations to consummate the Closing, which shall be determined by each of the relevant Parties at its sole discretion and not be subject to this Section 6.5.

Section 6.6. Public Announcements.

The Parties will, to the extent permitted by Applicable Laws, consult with each other before issuance, and provide each other with the opportunity to review, comment on, and use all reasonable efforts to agree on, any press release or other public disclosure with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public disclosure prior to such consultation and agreement, except that disclosure made by a Party without having reached such agreement despite consultation shall be permissible if the substance and timing of the disclosure are necessary to comply with the Applicable Laws or an applicable securities exchange rules and regulations, provided that the disclosing Party shall, to the extent permitted by Applicable Laws or the applicable securities exchange rules and regulations and if reasonably practicable, inform the other Parties of the disclosure to be made pursuant to such requirements prior to the disclosure. Subject to Applicable Laws, the Parties shall use all reasonable efforts to promptly provide or cause to be promptly provided information and documents as requested by the NASDAQ, the SEC, the CSRC or any other competent Governmental Authority or that are necessary or advisable to comply with the Applicable Laws and the rules and regulations of any applicable securities exchange and permit consummation of the transactions contemplated hereunder.

Section 6.7. Tax.

All transfer, documentary, sales, use, stamp, registration, value added, and other such tax and fees (including any penalties and interest) incurred by and imposed on a Party in connection with this Agreement shall be borne and paid by such Party when due. Each Party shall, if applicable, at its own expense, timely file any Tax Return or other document with respect to such tax or fees.

Article 7
Indemnification

Section 7.1. Survival.

(a) The Fundamental Seller Representations and the Fundamental Buyer Representations shall survive indefinitely or until the latest date permitted by Applicable Law.

(b) All representations and warranties contained in this Agreement other than the Fundamental Seller Representations and the Fundamental Buyer Representations, shall survive the Closing until eighteen (18) months following the Closing Date.

(c) Notwithstanding the foregoing clauses (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the clauses (a) and (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(d) Nothing contained in this Agreement shall limit or exclude any liability for fraud or willful misrepresentation.

Section 7.2. Indemnification by the Buyer.

Following the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ and consultants’ fees and expenses) (each, a “Loss”) suffered or incurred by them (including any action brought or otherwise initiated by any of them), arising out of or resulting from:

(a) any breach or violation of, or inaccuracy in, any representation or warranty made by the Buyer under this Agreement or any claim by any third party alleging, constituting or involving such a breach, violation or inaccuracy; or

(b) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Buyer under this Agreement or any claim by any third party alleging, constituting or involving such a breach, violation or failure to perform.

Section 7.3. Limits on Indemnification by the Buyer.

(a) The Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.2 until the aggregate amount of all Losses in respect of indemnification under Section 7.2 exceeds $3.0 million (the “Buyer Deductible”), in which event the Buyer shall only be required to pay or be liable for Losses in excess of the Buyer Deductible. With respect to any claim as to which a Seller Indemnified Party may be entitled to indemnification under Section 7.2, the Buyer shall not be liable for any individual or series of related Losses which do not exceed $3.0 million (which Losses shall not be counted toward the Buyer Deductible).

(b) In no event shall the Buyer be liable to any Seller Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(c) The maximum aggregate liability of the Buyer to the Seller Indemnified Parties with respect to all indemnification claims pursuant to this Section 7.2 shall not exceed $30.0 million.

(d) Payments by the Buyer pursuant to Section 7.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Seller Indemnified Parties in respect of any such claim.

(e) Payments by the Buyer pursuant to Section 7.2 in respect of any Loss shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such Loss by the relevant Seller Indemnified Party.

Section 7.4. Indemnification by the Seller.

Following the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Buyer Indemnified Party”; the Buyer Indemnified Parties together with the Seller Indemnified Parties, collectively, the “Indemnified Parties”, and each, an “Indemnified Party”), for and against any and all Losses actually suffered or incurred by them (including any action brought or otherwise initiated by any of them), arising out of or resulting from:

(a) any breach or violation of, or inaccuracy in, any representation or warranty made by the Seller under this Agreement or any claim by any third party alleging, constituting or involving such a breach, violation or inaccuracy; or

(b) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Seller under this Agreement or any claim by any third party alleging, constituting or involving such a breach, violation or failure to perform.

Section 7.5. Limits on Indemnification by the Seller.

(a) The Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 7.4 until the aggregate amount of all Losses in respect of indemnification under Section 7.4 exceeds $3.0 million (the “Seller Deductible”), in which event the Seller shall only be required to pay or be liable for Losses in excess of the Sellers Deductible. With respect to any claim as to which a Buyer Indemnified Party may be entitled to indemnification under Section 7.4, the Seller shall not be liable for any individual or series of related Losses which do not exceed $3.0 million (which Losses shall not be counted toward the Seller Deductible).

(b) In no event shall the Seller be liable to any Buyer Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(c) The maximum aggregate liability of the Seller to the Buyer Indemnified Parties with respect to all indemnification claims pursuant to this Section 7.4 shall not exceed $30.0million.

(d) Payments by the Seller pursuant to Section 7.4 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Buyer Indemnified Parties in respect of any such claim.

(e) Payments by the Seller pursuant to Section 7.4 in respect of any Loss shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such Loss by the relevant Buyer Indemnified Party.

Section 7.6. Mitigation.

The Buyer, and the Seller shall take, and cause each applicable Indemnified Party to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.7. Sole Remedy; Specific Performance.

Notwithstanding any other provision contained herein, the remedies contained in this Article 7 shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on any Party provided hereunder (including, without limitation, the limitations set forth in Section 7.3(a) and Section 7.5) shall apply to the extent that such Losses arise or are increased as the consequence of any fraud or willful misrepresentation by the Buyer or the Seller. Nothing in this Article 7 or elsewhere in this Agreement shall affect any Party’s rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or that are to be performed at or after the Closing; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any party to rescind this Agreement.

Section 7.8. Third Party Claims.

(a) If any third party shall notify an Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) and such Indemnified Party believes such claim would give rise to a claim for indemnification against the Indemnifying Party under this Article 7, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail, to the extent reasonably practicable, the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to control and settle the proceeding, provided that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 7.8(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 7.8(b).

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Article 8
Termination

Section 8.1. Termination Rights.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer or the Seller;

(b) by the Buyer or the Seller, if the Closing has not occurred by the Long Stop Date, provided that any such Party whose breach of any provision of this Agreement would give rise to the failure of the Closing to have been occurred by the Long Stop Date shall not have the right to terminate this Agreement; or

(c) by the Buyer or the Seller in the event that:

(i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

Section 8.2. Effects.

If this Agreement is terminated as provided under this Section 8.1, this Agreement will be of no further force or effect upon termination; provided that (i) the termination will not relieve any Party from any liability for any antecedent breach of this Agreement, and (ii) Section 6.4, Section 6.6, Section 6.7, Article 7, Section 8.2, Section 9.2, Section 9.6, Section 9.7, Section 9.8, Section 9.9 and Section 9.12 shall survive the termination of this Agreement.

Article 9
Miscellaneous

Section 9.1. Entire Agreement.

This Agreement and other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the Parties with respect thereto, and there are no agreements, undertakings, representations or warranties of any of the Parties with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.

Section 9.2. Notices.

Any notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by next-day or second-day courier service, or by electronic mail to the respective Parties at the following addresses:

if to the Buyer:

Address: 30C, Building 1, Lijingguoji, No.1006 Chuangyeyi Road, Boan District, Shenzhen, Guangdong Province, China

E-mail: echoesgrouopLtd@163.com

Attention: Ms. Kristina MUKHACHOVA

if to the Seller:

Address: 12F, Block B, Longhu Xicheng Tianjie No. 399 Huazhaobi Xishun Street, Jinniu District, Chengdu Sichuan Province, PRC

E-mail: yangyuanfen@puyiwm.com

Attention: Ms. Yuanfen Yang

Where a notice is sent by delivery in person, such notice shall be deemed received upon the delivery. Where a notice is sent by next-day or second-day courier service, such notice shall be deemed received by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of three (3) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by electronic mail, such notice shall be deemed received by properly addressing, with a written confirmation of delivery, and on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

Each Party shall notify each other Party of any change to its name, appropriate addressee, address or e-mail address for the purposes of this Section 9.2 by delivering a notice in accordance with the terms of this Section 9.2.

Section 9.3. Amendment; Waiver.

This Agreement may be amended only by a written instrument executed by each of the Parties. References herein to this Agreement shall include any amendment or renewal hereof. Any Party may waive any right of such Party under this Agreement by an instrument signed in writing by such Party. Except as specifically provided herein, the failure or delay of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each such provision. No waiver of any breach of, or non-compliance with, this Agreement shall be deemed a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or under Applicable Laws or otherwise afforded, shall be cumulative and not alternative.

Section 9.4. Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified only to the extent necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the Parties shall negotiate in good faith to amend this Agreement to effect the original intent of the Parties. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 9.5. Non-assignment.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any right, remedy or Liability arising hereunder or by reason hereof may be assigned, delegated or otherwise transferred by any Party to any Person without the prior written consent of each other Party, except to any Affiliate (in which case such Party and its applicable Affiliate shall each be jointly and severally liable for their respective obligations) of such Party. Any assignment in violation of this Section 9.5 shall be null and void and of no effect.

Section 9.6. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 9.7. Dispute Resolution.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three (3) arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the Party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 9.9.

(b) The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award, injunction and an Order of enforcement, as the case may be.

Section 9.8. Performance Pending Dispute Resolution.

Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Section 9.7.

Section 9.9. Specific Performance.

The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Section 9.7, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 9.10. Counterparts.

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 9.11. Third-Party Beneficiaries.

Except as otherwise expressly set forth in this Agreement, there are no third-party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any third party any rights, remedies or obligations.

Section 9.12. Expenses.

Except as otherwise expressly set forth in this Agreement, each Party shall bear the taxes, costs and expenses incurred by it in connection with negotiating this Agreement and any other Transaction Document and in preparing and implementing this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Echoes Group Ltd

By:	/s/ Kristina MUKHACHOVA
	Name:	Kristina MUKHACHOVA
	Title:	director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Maase Inc.

By:	/s/ Min Zhou
	Name:	Min Zhou
	Title:	Vice-Chairman of the Board and Chief Executive Officer

EXHIBIT A
INSTRUMENT OF TRANSFER

[Exhibits to Shares Sales and Purchases Agreement]